Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	April 23, 2012
Phone: 408-736-6900 x168

AFOP REPORTS IMPROVED FIRST QUARTER, 2012 FINANCIAL RESULTS
WITH SEQUENTIAL GROWTH AND GUIDANCE

Sunnyvale, CA – April 23, 2012 - Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the first quarter ended March 31, 2012.

Revenues for the first quarter of 2012 totaled $10,535,000, a 4% increase from revenues of $10,137,000 reported in the previous quarter, and a 12% increase from revenues of $9,450,000 reported in the first quarter of 2011. The Company recorded net income for the first quarter of 2012 of $921,000, or $0.10 per share based on 8.8 million shares outstanding, compared to $707,000, or $0.08 per share based on 8.9 million shares outstanding, for the fourth quarter of 2011. This compares to net income for the first quarter of 2011 of $1,021,000, or $0.12 per share based on 8.8 million shares outstanding.

Included in expenses for the quarter ended March 31, 2012 was $247,000 of stock-based compensation. Included in expenses for the quarter ended December 31, 2011 and the quarter ended March 31, 2011 were $249,000 and $83,000 of stock-based compensation charges.

Peter Chang, President and Chief Executive Officer, commented, “We are pleased with the financial performance and progress AFOP made in the quarter ended March 31, 2012. With strong customer demand across most market segments, we delivered improved quarterly sales and higher margins, and generated increased profits in the quarter. In addition, we lowered our inventory and increased our cash and short-term and long-term investments while conducting our on-going stock repurchase program.”

“While macro-economic conditions are uncertain, demand for bandwidth continues to increase and the fiber optic market continues to show signs of recovery from YR2011. Based on input from our customers, we expect revenues in the second quarter of 2012 to be above $11M. Additionally we remain optimistic about our opportunity for revenue growth and profit improvements for the remainder of 2012.” concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. Pacific time on April 23, 2012 to discuss AFOP’s first quarter 2012 financial results. To participate in AFOP’s conference call, please call 877-675-3572 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 69605446. AFOP will also provide a live webcast of its first quarter 2012 conference call at AFOP’s website, www.afop.com. An audio replay will be available until May 23, 2012. The dial in number for the replay is 855-859-2056 or 404-537-3406. The replay conference ID is 69605446.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue levels, our beliefs regarding our opportunity for revenue growth and profit improvements and the time periods thereof, and our beliefs regarding business conditions, our customer base, and demand for our products are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity and demand for bandwidth, cost control initiatives, our ability to obtain and maintain operational efficiencies, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's annual report on Form 10-K for the year ended December 31, 2011. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Mar. 31	Dec. 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$40,422	$39,588
Accounts receivable, net	7,159	6,630
Inventories, net	6,376	6,763
Other current assets	1,158	714
Total current assets	55,115	53,695

Long-term investments	10,141	10,098
Property and equipment, net	7,578	7,718
Other assets	170	162
Total assets	$73,004	$71,673

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,318	$3,647
Accrued expenses and other liabilities	3,453	3,721
Total current liabilities	7,771	7,368

Long-term liability	696	691
Total liabilities	8,467	8,059

Stockholders' equity	64,537	63,614

Total liabilities and stockholders' equity	$73,004	$71,673

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2012	2011	2011
Revenues	$10,535	$10,137	$9,450

Cost of revenues	7,091	6,998	6,415

Gross profit	3,444	3,139	3,035

Operating expenses:
Research and development	807	825	718
Sales and marketing	675	595	550
General and administrative	1,082	1,046	1,028
Total operating expenses	2,564	2,466	2,296

Income from operations	880	673	739
Interest and other income, net	150	101	129
Net income before tax	1,030	$774	868
Income tax	109	67	(153)
Net income	$921	$707	$1,021

Net income per share:
Basic	$0.10	$0.08	$0.12
Diluted	$0.10	$0.08	$0.11

Shares used in per share calculation:
Basic	8,846	8,910	8,823
Diluted	9,085	9,081	9,258

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$26	$25	$23
Research and development	27	27	8
Sales and marketing	59	60	15
General and administrative	135	137	37
Total	$247	$249	$83